Exhibit 4.7

AMENDMENT NO. 6 TO STOCKHOLDER RIGHTS AGREEMENT

This Amendment No. 6 to Stockholder Rights Agreement (this “Amendment”) is made and entered into as of February 2, 2026, by and between Veradigm Inc., a Delaware corporation (the “Company”), and Broadridge Corporate Issuer Solutions, LLC, a Pennsylvania limited liability company, as rights agent (the “Rights Agent”), and amends that certain Stockholder Rights Agreement, dated as of February 26, 2024 (as amended as of May 10, 2024, as of February 13, 2025, as of February 20, 2025, March 18, 2025 and as of August 20, 2025, the “Rights Agreement”), by and between the Company and the Rights Agent. All capitalized terms used but not defined herein shall have the meanings given to such terms in the Rights Agreement.

WHEREAS, the Board has determined it is in the best interests of the Company and its stockholders to amend the Rights Agreement as set forth herein;

WHEREAS, subject to certain limited exceptions, Section 27 of the Rights Agreement provides that the Company may, in its sole and absolute discretion, and the Rights Agent shall if the Company so directs, amend any provision of the Rights Agreement in any respect without the approval of any holders of the Rights;

WHEREAS, this Amendment is permitted by Section 27 of the Rights Agreement; and

WHEREAS, pursuant to Section 27 of the Rights Agreement, the Company hereby directs that the Rights Agreement shall be amended as set forth in this Amendment.

NOW, THEREFORE, in consideration of the foregoing premises and mutual covenants and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Rights Agent hereby agree as follows:

Section 1. Amendments to Section 7. Section 7 of the Rights Agreement is hereby amended as follows:

(a) Clause (a)(i) shall be removed and replaced with the following:

(i) the Close of Business on December 31, 2026 (the “Final Expiration Time”),

Section 3. Amendment to Exhibit B. Exhibit B to the Rights Agreement is hereby amended as follows:

(a) The reference to “FEBRUARY 20, 2026” on page B-1 shall be removed and replaced with “DECEMBER 31, 2026.”

(b) The first two sentences on page B-2 shall be removed and replaced with the following:

This certifies that __________, or registered assigns, is the registered owner of the number of Rights set forth above, each of which entitles the owner thereof, subject to the terms, provisions and conditions of the Rights Agreement, dated as of February 26, 2024 (as amended as of May 10, 2024, as of February 13, 2025, as of February 20, 2025, as of March 18, 2025, as of August 20, 2025, and as of February 2, 2026, and as further amended from time to time in accordance with its terms, the “Rights Agreement”), by and between Veradigm Inc., a Delaware corporation (the “Company”), and Broadridge Corporate Issuer Solutions, LLC, the rights agent (and any successor rights agent, the “Rights Agent”), to purchase from the Company at any time prior to 5:00 P.M. (New York City time) on December 31, 2026 at the office or offices of the Rights Agent designated for such purpose, or its successors as Rights Agent, one one-thousandth of a fully paid, non-assessable share of Series A Junior Participating Preferred Stock, par value $0.01 per share (the “Preferred Stock”), of the Company, at an exercise price of $32.00 per one one-thousandth of a share (the “Exercise Price”), upon presentation and surrender of this Rights Certificate with the Form of Election to Purchase and related Certificate properly completed and duly executed. The number of Rights evidenced by this Rights Certificate (and the number of shares which may be purchased upon exercise thereof) set forth above, and the Exercise Price per share set forth above, are the number and Exercise Price as of February 2, 2026, based on the Preferred Stock as constituted at such date.

Section 4. Amendments to Exhibit C. Exhibit C to the Rights Agreement is hereby amended as follows:

(a) The paragraph captioned “Expiration Time” on page C-3 shall be removed and replaced with the following:

Expiration Time. The Rights will expire on the earliest to occur of (a) the close of business on December 31, 2026 (the “Final Expiration Time”), (b) the time at which the Rights are redeemed or exchanged by the Company (as described below) or (c) upon the closing of any merger or other acquisition transaction involving the Company pursuant to a merger or other acquisition agreement that has been approved by the Board before any person or group becomes an Acquiring Person (the earliest of (a), (b) and (c) being herein referred to as the “Expiration Time”).

(c) The paragraph captioned “Additional Information” on page C-5 shall be removed and replaced with the following:

Additional Information. A copy of the Rights Agreement has been filed with the Securities and Exchange Commission as exhibits to a registration statement on Form 8-A (Amendment No. 5) filed on February 2, 2026 and a current report on Form 8-K. A copy of the Rights Agreement is also available free of charge from the Company.

Section 5. Effective Date; Effect. This Amendment is effective as of the date first set forth above. Except as modified hereby, the Rights Agreement is reaffirmed in all respects, and all references therein to “the Agreement” shall mean the Rights Agreement, as modified hereby.

Section 6. Governing Law. This Amendment shall be deemed to be a contract made under the laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with the laws of such State applicable to contracts to be made and performed entirely within such State.

Section 7. Severability. If any term, provision, covenant or restriction of this Amendment is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Amendment shall remain in full force and effect and shall in no way be affected, impaired or invalidated. If any such excluded term, provision, covenant or restriction shall affect the rights, immunities, duties or obligations of the Rights Agent in an adverse manner, then the Rights Agent shall be entitled to resign immediately upon written notice to the Company.

Section 8. Counterparts. This Amendment may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument. Delivery of an executed signature page of this Amendment by facsimile or other customary means of electronic transmission (e.g., “pdf”) shall be as effective as delivery of a manually executed counterpart hereof.

Section 9. No Modification. Except as expressly set forth herein, this Amendment shall not by implication or otherwise alter, modify, amend or in any way affect any of the terms, conditions, obligations, covenants or agreements contained in the Rights Agreement, all of which are ratified and affirmed in all respects and shall continue in full force and effect.

Section 10. Headings. The headings of the sections of this Amendment have been inserted for convenience of reference only and shall in no way restrict or otherwise modify any of the terms or provisions hereof.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the date first written above.

VERADIGM INC.

By:	/s/ Eric Jacobson
	Name:	Eric Jacobson
	Title:	Senior Vice President, Deputy General Counsel and Corporate Secretary

BROADRIDGE CORPORATE ISSUER SOLUTIONS, LLC

By:	/s/ John P. Dunn
	Name:	John P. Dunn
	Title:	Senior Vice President, Sales

Amendment No. 6 to Stockholder Rights Agreement